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
                                                                                                          --------------------------
 FORM 4                                                                                                          OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   --------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                                 OMB Number 3235-0287
    subject to Section 16. Form                                                                           Expires: December 31, 2001
    4 or Form 5 obligations may             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Enlisted average burden
    continue. See Instruction 1(b).                                                                       hours per response:....0.5
                                        Filed pursuant to Section 16(a) of the Securities                 --------------------------
                                            Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol    |6. Relationship of Reporting Person
Lufthansa Technik AG                    |                                                 |   to Issuer (Check all applicable)
                                        |  Hawker Pacific Aerospace                       | _____ Director   __X__ 10% Owner
------------------------------------------------------------------------------------------| _____ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       | 4. Statement for       | _____ Other (specify)
                                        |    Security Number     |    Month/Year          |
  Weg beim Jager 193                    |    of Reporting        |   March, 2001          |7. Individual or Joint/Group Filing
----------------------------------------|    Person (Voluntary)  |------------------------|                (Check applicable line)
               (Street)                 |                        | 5. If Amendment, Date  | __X__ Form filed by One Reporting Person
                                        |                        |of Original (Month/Year)| _____ Form filed by More than One
  Hamburg, Germany D-22334              | EIN 11-342-2119        |                        |       Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner | 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | -----------------------------------------| of Month    | (D) or  | ficial
                                       |               |          |      Amount | (A)  |  Price   |             | Indirect| Owner-
                                       |               |          |             |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |          |             | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
 Common Stock                          | 3/16/2001     |  J(1)    | 3,136,952   | A    | $3.125   | 6,642,833   | D       |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
 Common Stock                          |               |          |             |      |          | 196,342     | I       | (2)
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
---------------------------------------|---------------|----------|-------------|------|----------|-------------|---------|---------
                                       |               |          |             |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one reporting person see Instruction 4(b)(v).                                              (Over)
                                                                                                                     SEC 1474 (7-96)
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--------------------

(1) Exchange of Promissory Note for shares of Common Stock.
(2) By Shareholders Rights Agreement between Hawker Pacific Aerospace, Listed Shareholders, and Lufthansa Technik AG, dated September 20, 2000.

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FORM 4 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day   |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |     Year)     |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 Warrants                      | $4.25        | N/A           | N/A   |       | 0    | 0     |  (3)    | 09/19/ | Common |
                               |              |               |       |       |      |       |         | 2001   | Stock  |2,500,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Securities    |    Ownership  |
              |   Owned at End |     Beneficially  |    (Instr. 4) |
              |   of Month     |     Owned at End  |               |
              |                |     of Month      |               |
              |                |                   |               |
              |                |     (Instr. 4)    |               |
-------------------------------------------------------------------|
 $4.25        | 2,500,000      |   D               |  Warrants     |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                             /s/ KNUT WISZNIEWSKI                     3/30/01
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are
not Required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (7-96)
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----------------------------

(3) The Warrants are only exercisable once approved by a majority of the shareholders of Hawker Pacific Aerospace.